Exhibit 99.1

Chaparral Steel Company Reports Record Third Quarter Earnings

Midlothian, Texas – March 20, 2007 – Chaparral Steel Company (Nasdaq: CHAP) today reported record third quarter net income of $62.5 million ($1.29 per diluted share) for the period ended February 28, 2007.  This represents an increase of $13.3 million compared to net income of $49.2 million ($1.03 per diluted share) for its third quarter of fiscal 2006 and is only surpassed by the record net income of $67.5 million set in the second quarter ended November 30, 2006.  Operating profit of $101.3 million increased 23.5% compared to the third quarter of fiscal 2006 and was surpassed only by the record set in the second quarter of this fiscal year.

“This was the second best quarter in our Company’s history in what is usually our seasonally slowest quarter.  This demonstrates the strength of our market,” stated Tommy A. Valenta, President and Chief Executive Officer. “We continue to see strong domestic and international demand for structural products and improving global prices going into the busier construction season.”

Shipments of 567,000 tons were the fourth best quarter in the Company’s history.  Shipments were similar to the third quarter of fiscal 2006 and were up almost 5% from the second quarter of this year.  Average selling prices of $679 per ton increased $79 from the third quarter of fiscal 2006 and were down slightly from the second quarter of this year due to product mix.  Average metal margins of $490 per ton were 16% higher than the third quarter of fiscal 2006 and similar to the second quarter of this year.  Due primarily to rising scrap prices, the Company had a $7.3 million LIFO charge for the quarter compared to a $1.9 million charge last quarter and a $4.1 million credit for the third quarter of last year. Energy expense was 12% higher than the second quarter as a result of increased natural gas prices.  During the quarter we signed a lease for our mineral rights to explore for natural gas.

For the nine months ended February 28, 2007, the Company had record net income of $189.1 million ($3.92 per diluted share) compared to net income of $101.0 million ($2.15 per diluted share) for the first nine months of fiscal 2006.  The improved profitability was primarily due to higher metal margins and lower energy costs.

The Company ended the quarter with $365.5 million of cash, cash equivalents and short-term investments.  During the quarter, the Company paid a quarterly dividend of $0.10 per share and repurchased 213,800 shares of its common stock at an average price of $44.65 per common share.

Based on current market conditions the fourth quarter should continue to provide strong results.  The Company believes that end user demand for its products will remain strong. Historically, shipments in the fourth quarter are stronger than the third quarter but due to low levels of available inventory, shipments are expected to be similar to the third quarter.  Domestic and international scrap markets are volatile and at historic highs; however, international structural prices have improved and we will continue to price our products competitively to the international market. The prospects for higher energy costs due to warmer weather could have a negative impact on margins compared to third quarter results.  Based on the above, we anticipate net income to be around $1.35 per diluted share for the fourth quarter.

The Company’s Third Quarter Earnings Teleconference will be held tomorrow, March 21, 2007 at 11:00 a.m. Eastern Time. A real-time webcast of the conference is available by logging on to Chaparral’s website at www.chapusa.com.

Certain Statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company’s business, construction activity in the Company’s markets, changes in the costs of raw materials, fuel and energy, the impact of environmental laws, unexpected equipment failures, the effect of foreign currency valuations and regulatory and statutory changes, which are more fully described in the Company’s Annual Report on Form 10-K filed with the SEC.

Chaparral Steel Company, headquartered in Midlothian, Texas, is the second largest producer of structural steel beams in North America. The Company is also a supplier of steel bar products. In addition, Chaparral is a leading North American recycling company. Additional information may be found at www.chapusa.com.

For further information contact Cary D. Baetz at 972-779-1032 or Terresa Van Horn at 972-779-1033.

CHAPARRAL STEEL COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended February 28,		Nine months ended February 28,

	2007	2006	2007	2006

Net sales	$420,166	$374,649	$1,234,192	$1,061,184
Costs and expenses (income)
Cost of products sold	306,945	279,250	901,897	859,691
Selling, general and administrative	16,335	17,714	41,083	34,637
Interest	7,931	7,890	23,895	24,036
Other income, net	(4,464)	(4,367)	(15,693)	(9,760)

	326,747	300,487	951,182	908,604

Income before income taxes	93,419	74,162	283,010	152,580
Income taxes	30,884	24,918	93,921	51,582

Net income	$62,535	$49,244	$189,089	$100,998

Earnings per share:
Basic	$1.34	$1.07	$4.07	$2.21

Diluted	$1.29	$1.03	$3.92	$2.15

Average shares outstanding:
Basic	46,554	45,824	46,422	45,752

Diluted	48,322	47,704	48,249	47,029

Cash dividends per share	$0.10	$—	$0.20	$—

CHAPARRAL STEEL COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING INFORMATION
(Unaudited)

	Three months ended February 28			Nine months ended February 28,

	2007	2006	November 30, 2006	2007	2006

Net sales (in $000’s)	420,166	374,649	403,377	1,234,192	1,061,184
Operating profit (in $000’s)	101,350	82,052	108,846	306,905	176,616
Shipments (000’s)
Structural mills	482	469	458	1,418	1,411
Bar mill	85	104	83	257	313

Total	567	573	541	1,675	1,724

Price ($/ton excluding delivery fees)
Structural mills	688	605	686	677	562
Bar mill	629	577	661	648	573

Combined	679	600	682	672	564

CHAPARRAL STEEL COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	February 28, 2007	May 31, 2006

Assets
Current assets:
Cash and cash equivalents	$48,650	$42,583
Short-term investments	316,897	164,000
Accounts receivable	182,876	159,721
Inventories	189,541	159,803
Prepaid expenses	12,236	7,465

Total current assets	750,200	533,572

Other assets:
Goodwill	85,166	85,166
Investments and deferred charges	17,982	16,807

	103,148	101,973

Property, plant and equipment:
Land and land improvements	96,925	96,926
Buildings	56,477	55,570
Machinery and equipment	1,038,001	1,032,697
Construction in progress	34,257	28,867

	1,225,660	1,214,060
Less depreciation	652,638	620,083

	573,022	593,977

	$1,426,370	$1,229,522

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$84,743	$49,979
Accrued wages, taxes and other liabilities	42,340	55,392

Total current liabilities	127,083	105,371

Deferred income taxes and other credits	148,855	155,645
Long-term debt	300,000	300,000
Stockholders’ equity:
Common stock, $0.01 par value	469	462
Additional paid-in capital	719,298	707,573
Retained earnings (deficit)	140,260	(39,529)
Treasury stock	(9,595)	—

Total stockholders’ equity	850,432	668,506

	$1,426,370	$1,229,522

CHAPARRAL STEEL COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine months ended February 28,

	2007	2006

Operating activities:
Net income	$189,089	$100,998
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	35,920	37,212
Deferred income taxes	(8,846)	260
Stock-based compensation	2,559	259
Other – net	(357)	1,114
Changes in operating assets and liabilities
Accounts receivable	(23,154)	(17,487)
Inventories	(29,737)	66,595
Prepaid expenses	(3,392)	(966)
Accounts payable	34,765	(12,030)
Accrued wages, taxes and other liabilities	(12,000)	36,186
Other credits	598	853
Receivable from or payable to TXI	—	(10,286)

Net cash provided by operating activities	185,445	202,708

Investing activities:
Capital expenditures	(15,154)	(11,937)
Purchases of short-term investments	(10,453,808)	(1,426,735)
Sales of short-term investments	10,300,910	1,320,520
Other – net	(630)	(570)

Net cash used by investing activities	(168,682)	(118,722)

Financing activities:
Long-term borrowings	—	350,000
Debt retirements	—	(50,000)
Debt issuance costs	—	(9,500)
Dividend paid to Texas Industries, Inc.	—	(341,139)
Issuance of common stock	3,191	1,090
Tax benefits from exercise of stock options	4,959	2,337
Common dividends paid	(9,300)	—
Acquisitions of treasury stock	(9,546)	—

Net cash used by financing activities	(10,696)	(47,212)

Increase in cash and cash equivalents	6,067	36,774
Cash and cash equivalents at beginning of period	42,583	9,287

Cash and cash equivalents at end of period	$48,650	$46,061